UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNP	The New York Stock Exchange
preferred	NA	Chicago Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

Note Purchase Agreements

As previously disclosed, on May 27, 2022, CenterPoint Energy Resources Corp. (“CERC”), a wholly owned subsidiary of CenterPoint Energy, Inc. (the “Company”), completed private offers to exchange (the “Exchange Offers”) certain of the outstanding series of guaranteed senior notes (collectively, the “Existing Notes”) issued by Vectren Utility Holdings, Inc. (“VUHI”), an indirect subsidiary of the Company, for new senior notes issued by CERC. On June 30, 2022, in connection with an internal restructuring (the “Restructuring”), CERC acquired 100% of: (i) the issued and outstanding stock of Indiana Gas Company, Inc. (“Indiana Gas”) and (ii) the issued and outstanding membership interests of Vectren Energy Delivery of Ohio, LLC (“VEDO”), each of which were wholly owned subsidiaries of VUHI. As a result, Indiana Gas and VEDO became wholly owned subsidiaries of CERC and Southern Indiana Gas and Electric Company (“SIGECO”) remained a wholly owned subsidiary of VUHI.

As part of the Restructuring, VUHI repaid in full the Existing Notes that CERC acquired in the Exchange Offers and the following Note Purchase Agreements relating to the Existing Notes were terminated: (i) the Note Purchase Agreement, dated August 22, 2013, by and among VUHI, the institutional purchasers party thereto and the guarantors party thereto, providing for the issuance of VUHI’s 3.72% Senior Guaranteed Notes due 2023; (ii) the Note Purchase Agreement, dated April 5, 2011, by and among VUHI, the institutional purchasers party thereto and the guarantors party thereto, providing for the issuance of VUHI’s 5.02% Senior Guaranteed Notes, Series B, due 2026 and VUHI’s 5.99% Senior Guaranteed Notes, Series C, due 2041; (iii) the Note Purchase Agreement, dated November 15, 2011, by and among VUHI, the institutional purchasers party thereto and the guarantors party thereto, providing for the issuance of VUHI’s 5.00% Senior Guaranteed Notes, due 2042; (iv) the Note Purchase Agreement, dated December 20, 2012, by and among VUHI, the institutional purchasers party thereto and the guarantors party thereto, providing for the issuance of VUHI’s 4.25% Senior Guaranteed Notes, Series B, due 2043; and (v) the Note Purchase Agreement, dated June 11, 2015, by and among VUHI, the institutional purchasers party thereto and the guarantors party thereto, providing for the issuance of VUHI’s 4.36% Guaranteed Senior Notes, Series B, due 2045.

2021 Credit Agreement

On June 30, 2022, in connection with the Restructuring, VUHI repaid in full all outstanding indebtedness and terminated all remaining commitments and other obligations under its $400 million amended and restated credit agreement dated as of February 4, 2021 (the “VUHI Credit Agreement”). VUHI did not incur any penalties in connection with the early termination.

The VUHI Credit Agreement had a maturity date of February 4, 2024. The VUHI Credit Agreement was guaranteed by SIGECO, Indiana Gas and VEDO, each of which were wholly owned subsidiaries of VUHI prior to the Restructuring. Borrowing costs for London Interbank Offered Rate (“LIBOR”)-based loans were at a margin of 1.375 percent above LIBOR rates, based on VUHI’s current ratings. In addition, VUHI was required to pay lenders, based on VUHI’s current ratings, a per annum commitment fee of 0.175 percent for their commitments. The spread to LIBOR and the commitment fee fluctuated based on VUHI’s credit rating. The VUHI Credit Agreement contained customary covenants, including a consolidated debt to capitalization covenant for VUHI.

The lenders included Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and Wells Fargo Bank, National Association, as co-syndication agents and Citibank, N.A., MUFG Bank, Ltd., RBC Capital Markets and Barclays Bank PLC, as co-documentation agents. Affiliates of the lenders have performed depository and other banking, investment banking, trust, investment management and advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of its business. Several of the lenders under the VUHI Credit Agreement are also lenders under other credit agreements of the Company and its affiliates. On June 30, 2022, in connection with the Restructuring, VUHI also terminated its commercial paper program that was backstopped by the VUHI Credit Agreement, which program had no outstanding obligations at the time. VUHI did not incur any penalties in connection with the early termination of its commercial paper program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: July 5, 2022	By:	/s/ Stacey L. Peterson
Stacey L. Peterson
Senior Vice President and Chief Accounting Officer